Filed pursuant to Rule 424(b)(3)

Registration No. 333-113976

Prospectus

PLUG POWER INC.

2,400,000 Shares of Common Stock

This prospectus is being delivered in connection with the distribution from time to time by the selling stockholder identified in this prospectus to its stockholders of up to an aggregate amount of 2,400,000 shares of our common stock following the effective date of the registration statement of which this prospectus is a part.

We will not receive any proceeds from the distribution of the shares of common stock covered by this prospectus. The expenses of registering the shares of common stock covered by this prospectus under the Securities Act of 1933, as amended, and the registration or qualification of these shares of common stock under any applicable state securities laws will be paid by the selling stockholder named in this prospectus.

Our common stock is listed on the Nasdaq National Market under the symbol “PLUG.” The mailing address and telephone number of our principal executive offices are 968 Albany-Shaker Road, Latham, New York 12110 and (518) 782-7700.

Before investing in our common stock, you should carefully consider those risks that are described in the “Risk Factors” section beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 6, 2004.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, utilizing a shelf registration process. This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. You should read the exhibits carefully for the provisions that may be important to you. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that such agreement or document be filed as an exhibit to the registration statement, or if we otherwise filed such agreement or document, please see such agreement or document for a complete description of these matters.

This prospectus relates to an aggregate amount of up to 2,400,000 shares of our common stock that the selling stockholder may distribute to its stockholders following the effective date of the registration statement of which this prospectus is a part, as discussed under the heading “Plan of Distribution.” The selling stockholder intends to distribute the shares to its stockholders on a pro rata basis as a dividend and will not receive any proceeds from such distribution. The selling stockholder will pay all expenses relating to the distribution and registration of the shares. Registration of the shares does not necessarily mean that the selling shareholder will actually distribute the shares. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find Additional Information.”

PROSPECTUS SUMMARY

This summary only highlights the more detailed information appearing elsewhere in this prospectus or incorporated by reference in this prospectus. As this is a summary, it may not contain all of the information that is important to you. You should read this entire prospectus carefully before deciding whether to invest in shares of our common stock. Unless the context otherwise requires, all references to “Company,” “Plug Power,” “we,” “us,” “our” or similar expressions in this prospectus refer collectively to Plug Power Inc., a Delaware corporation, and its subsidiaries, and their respective predecessor entities for the applicable period, considered as a single enterprise. Further, all references to “common stock” in this prospectus refer to the common stock, par value $0.01 per share, of Plug Power.

Description of Plug Power

We are a leader in the design and development of on-site energy systems, utilizing proton exchange membrane fuel cell technology, for energy consumers worldwide. We were formed in 1997, as a joint venture between Edison Development Corporation (EDC), a DTE Energy company, and Mechanical Technology Incorporated (MTI). Our strategic partners include GE Fuel Cell Systems, DTE Energy Technologies, Vaillant GmbH, Honda R&D Co., Ltd., Engelhard Corporation and Celanese Ventures GmbH. We are headquartered in Latham, N.Y. with offices in Washington D.C. and the Netherlands.

Our architectured technology platform includes proprietary proton exchange membrane (PEM) fuel cell and fuel processing technologies, from which we expect to offer multiple products. We are currently developing: (1) backup power products for telecommunications, broadband and industrial uninterruptible power supply (UPS) applications; (2) on-site hydrogen generation for a variety of industrial gas applications; (3) combined heat and power products for remote residential and small commercial applications; and (4) battery-replacement modules for material handling equipment.

The Offering and Plan of Distribution

This prospectus relates to up to 2,400,000 shares of our common stock that may be distributed by the selling stockholder to its stockholders following the effective date of the registration statement of which this prospectus is a part. (See “Plan of Distribution.”) Registration of the shares of common stock does not necessarily mean that all or any portion of the shares will be distributed by the selling stockholder. The selling stockholder has agreed to bear the expenses of the distribution and the registration of the shares of common stock under federal and state securities laws. We will not receive any proceeds from the distribution of any shares of common stock covered by this prospectus.

RISK FACTORS

You should carefully consider the following risks, together with all information included in or incorporated by reference into this prospectus, before investing in shares of our common stock. This section includes or refers to forward-looking statements. You should refer to the explanation of the qualifications and limitations on forward-looking statements discussed on page 12.

We may never complete the research and development of commercially viable on-site energy products.

We are a development stage company. We do not know when or whether we will successfully complete research and development of commercially viable on-site energy products. If we are unable to develop commercially viable on-site energy products, we will not be able to generate sufficient revenue to become profitable. The commercialization of our products depends on our ability to reduce the costs of our components and subsystems and we cannot assure you that we will be able to sufficiently reduce these costs. In addition, the commercialization of our products requires improvement of their overall reliability, efficiency and safety and we cannot assure you that we will be able to develop, acquire or license the technology necessary to achieve such improvement. Although we have sold a limited number of our initial products, we must complete substantial additional research and development before we will be able to manufacture a commercially viable product in commercial quantities. In addition, while we are conducting tests to predict the overall life of our products, we may not have run our products over their projected useful life prior to large-scale commercialization. As a result, we cannot be sure that our products will last as long as predicted, resulting in possible warranty claims and commercial failures.

We have incurred losses and anticipate continued losses for at least the next several years.

As of December 31, 2003, we had an accumulated deficit of $308.6 million. We have not achieved profitability in any quarter since our formation and expect to continue to incur net losses until we can produce sufficient revenue to cover our costs, which is not expected to occur for at least the next several years. We anticipate that we will continue to incur losses until we can produce and sell our products on a large-scale and cost-effective basis. However, we cannot predict when we will operate profitably, if ever. Even if we do achieve profitability, we may be unable to sustain or increase our profitability in the future.

We have only been in business for a short time, and your basis for evaluating us is limited.

We were formed in June 1997 to further the research and development of stationary fuel cell systems. While we delivered our initial product in the third quarter of 2001, we do not expect to be profitable for at least the next several years. Accordingly, there is only a limited basis upon which you can evaluate our business and prospects. Before investing in our securities, you should consider the challenges, expenses and difficulties that we will face as a development stage company seeking to develop and manufacture new products.

A viable market for our products may never develop or may take longer to develop than we anticipate.

Our on-site energy products represent emerging markets, and we do not know the extent to which our targeted distributors and resellers will want to purchase these products and whether end-users will want to use them. If a viable market fails to develop or develops more slowly than we anticipate, we may be unable to recover the losses we will have incurred to develop our products and may be unable to achieve profitability.

The development of a viable market for our products may be impacted by many factors which are out of our control, including:

•	the cost competitiveness of our products;

•	the future costs of natural gas, propane and other fuels expected to be used by our products;

•	consumer reluctance to try a new product;

•	consumer perceptions of our products’ safety;

•	regulatory requirements;

•	barriers to entry created by existing energy providers; and

•	the emergence of newer, more competitive technologies and products.

We have no experience manufacturing our products on a large-scale commercial basis and may be unable to do so.

To date, we have focused primarily on research, development and low volume manufacturing and have no experience manufacturing our products on a large-scale commercial basis. In 2000, we completed construction of our 50,000 square foot manufacturing facility, and have continued to develop our manufacturing capabilities and processes. We do not know whether or when we will be able to develop efficient, low-cost manufacturing capabilities and processes that will enable us to manufacture our products in commercial quantities while meeting the quality, price, engineering, design and production standards required to successfully market our products. Our failure to develop such manufacturing processes and capabilities could have a material adverse effect on our business, financial condition, results of operations and prospects. Even if we are successful in developing our manufacturing capabilities and processes, we do not know whether we will do so in time to meet our product commercialization schedule or to satisfy the requirements of our distributors or customers.

We have not fully developed and produced certain products that we have agreed to sell to GE Fuel Cell Systems.

Our distribution agreement with GE Fuel Cell Systems has been amended on five occasions. In October 2003, we amended our distribution agreement to provide for the ability to sell directly or negotiate nonexclusive distribution rights to third parties for our GenCore backup power product line, and our GenSite hydrogen generation product line. In exchange, starting in the fourth quarter of 2004 for GenCore and in the fourth quarter of 2005 for GenSite, we have agreed to pay a 5% commission, based on sales price, to GEFCS. The distribution agreement expires on December 31, 2014.

We have not developed certain products that meet all specifications required by the multi-generation product plan. There can be no assurance that we will complete development of products meeting specifications required by GE Fuel Cell Systems and deliver them on schedule. Pursuant to the distribution agreement, GE Fuel Cell Systems has the right to provide notice to us if, in its good faith judgment, we have materially deviated from the multi-generation product plan. Should GE Fuel Cell Systems provide such notice, and we cannot mutually agree to a modification to the multi-generation product plan, then GE Fuel Cell Systems has the right to terminate the distribution agreement for cause, subject to our rights to cure. In addition, GE Fuel Cell Systems has the right to terminate the distribution agreement for cause if we fail to provide GE Fuel Cell Systems with products that, in GE Fuel Cell Systems’ reasonable judgment, are materially competitive with alternative proton exchange membrane fuel cell-powered generator sets, subject to our rights to cure.

GE Energy, the division of General Electric Company which controls GE Fuel Cell Systems through GE MicroGen, Inc., has agreed not to sell or distribute proton exchange membrane fuel cell systems and related components manufactured by parties other than us through any entity other than GE Fuel Cell Systems. GE Energy is not, however, prohibited from developing non-proton exchange membrane fuel cell systems and other distributed energy systems and products that would compete directly or indirectly against our proton exchange membrane fuel cell systems or other products we may manufacture. GE Energy is not required to provide us with any information concerning the developments of such products, or plans or intentions to manufacture such products by GE Energy. The development of different energy product solutions by GE Energy could harm the marketability of our technology by providing potential customers with an alternative to our products.

Delays in our product development would have a material impact on our commercialization schedule.

If we experience delays in meeting our development goals or if our products exhibit technical defects or if we are unable to meet cost or performance goals, including power output, useful life and reliability, our commercialization schedule will be delayed. In this event, potential purchasers of our products may choose alternative technologies and any delays could allow potential competitors to gain market advantages. We cannot assure you that we will successfully meet our commercialization schedule in the future.

We may need to secure additional funding to complete our product development and commercialization plans and we may be unable to raise additional capital.

Our cash requirements depend on numerous factors, including completion of our product development activities, ability to commercialize our products and market acceptance of our products. We expect to devote substantial capital resources to continue development programs, establish a manufacturing infrastructure and develop manufacturing processes. We may need to raise additional funds to achieve commercialization of our products. However, we do not know whether we will be able to secure additional funding, or funding on acceptable terms, to pursue our commercialization plans. If additional funds are raised through the issuance of equity securities, the percentage ownership of our then current stockholders will be reduced. If adequate funds are not available to satisfy either short-term or long-term capital requirements, we may be required to limit operations in a manner inconsistent with our development and commercialization plans, which could affect operations in future periods.

We may be unable to establish relationships with third parties for certain aspects of product development, manufacturing, distribution and servicing and the supply of key components for our products.

We will need to enter into additional strategic relationships in order to complete our current product development and commercialization plans. In particular, we may require one or more partners to assist us in developing commercially viable fuel cell systems that produce in the range of 25 to 100 kW of electric power. We will also require partners to assist in the distribution, servicing and supply of components for our anticipated back-up power and on-site hydrogen generation products, both of which are in development. If we are unable to identify or enter into satisfactory agreements with potential partners, including those relating to the distribution of and service and support for our anticipated back-up power and on-site hydrogen generation products, we may not be able to complete our product development and commercialization plans on schedule or at all. We may also need to scale back these plans in the absence of needed partners, which would adversely affect our future prospects. In addition, any arrangement with a strategic partner may require us to issue a material amount of equity securities to the partner, provide the partner with representation on our board of directors and/or commit significant financial resources to fund our product development efforts in exchange for their assistance or the contribution to us of intellectual property. Any such issuance of equity securities would reduce the percentage ownership of our then current stockholders. While we have entered into relationships with suppliers of some key components for our products, we do not know when or whether we will secure supply relationships for all required components and subsystems for our products, or whether such relationships will be on terms that will allow us to achieve our objectives. Our business, prospects, results of operations and financial condition could be harmed if we fail to secure relationships with entities which can develop or supply the required components for our products and provide the required distribution and servicing support. Additionally, the agreements governing our current relationships allow for termination by our partners under certain circumstances.

We will rely on our partners to develop and provide components for our products.

A supplier’s failure to develop and supply components in a timely manner or at all, or to develop or supply components that meet our quality, quantity or cost requirements, or our inability to obtain substitute sources of these components on a timely basis or on terms acceptable to us, could harm our ability to manufacture our products. In addition, to the extent that our supply partners use technology or manufacturing processes that are proprietary, we may be unable to obtain comparable components from alternative sources.

We face intense competition and may be unable to compete successfully.

The markets for on-site energy products are intensely competitive. There are a number of companies located in the United States, Canada and abroad that are developing proton exchange membrane and other fuel cell technologies and energy products that compete with our products. Some of our competitors in the fuel cell sector are much larger than we are and may have the manufacturing, marketing and sales capabilities to complete research, development and commercialization of commercially viable fuel cell products more quickly and effectively than we can.

In addition, there are many companies engaged in all areas of traditional and alternative energy generation in the United States, Canada and abroad, including, among others, major electric, oil, chemical, natural gas, batteries, generators and specialized electronics firms, as well as universities, research institutions and foreign government-sponsored companies. These firms are engaged in forms of power generation such as solar and wind power, reciprocating engines and microturbines, as well as traditional grid-supplied electric power. Many of these entities have substantially greater financial, research and development, manufacturing and marketing resources than we do.

We must lower the cost of our products and demonstrate their reliability.

Our initial fuel cell systems currently cost significantly more than many established competing technologies. If we are unable to develop products that are competitive with competing technologies in terms of price, reliability and longevity, consumers will be unlikely to buy our products. The price of our products depends largely on material and manufacturing costs. We cannot guarantee that we will be able to lower these costs to the level where we will be able to produce a competitive product or that any product produced using lower cost materials and manufacturing processes will not suffer from a reduction in performance, reliability and longevity.

Failure of our field tests could negatively impact demand for our products.

We are currently field-testing a number of our products and we plan to conduct additional field tests in the future. We may encounter problems and delays during these field tests for a number of reasons, including the failure of our technology or the technology of third parties, as well as our failure to maintain and service our products properly. Many of these potential problems and delays are beyond our control. Any problem or perceived problem with our field tests could materially harm our reputation and impair market acceptance of, and demand for, our products.

Further regulatory changes and electric utility industry restructuring may affect demand for our products.

The market for electric power generation products is heavily influenced by federal and state governmental regulations and policies concerning the electric utility industry. A change in the current regulatory policies could deter further investment in the research and development of alternative energy sources, including fuel cells, and could result in a significant reduction in the demand for our products. We cannot predict how deregulation or restructuring of the industry will affect the market for our products.

Our business may become subject to future government regulation, which may impact our ability to market our products.

Our products will be subject to federal, local, and foreign laws and regulations, including, for example, state and local ordinances relating to building codes, public safety, electrical and gas pipeline connections and related matters. Further, as products are introduced into the market commercially, governments may impose new regulations. We do not know the extent to which any such regulations may impact our ability to distribute, install and service our products. Any regulation of our products, whether at the federal, state, local or foreign level, including any regulations relating to installation and servicing of our products, may increase our costs and the price of our products.

Utility companies could place barriers on our entry into the marketplace where customers depend on traditional grid supplied energy.

Utility companies often charge fees to industrial companies for disconnecting from the grid, for using less electricity or for having the capacity to use power from the grid for back-up purposes, and may charge similar fees to residential customers in the future. The imposition of such fees could increase the cost to grid-connected customers of using our products and could make our products less desirable, thereby harming our revenue and profitability.

Alternatives to our technology or improvements to traditional energy technologies could make our products less attractive or render them obsolete.

Our products are among a number of alternative energy products being developed. A significant amount of public and private funding is currently directed toward development of a number of types of distributed generation technology, including microturbines, solar power, wind power and other types of fuel cell technologies. Improvements are also being made to the existing electric transmission system. Technological advances in alternative energy products, improvements in the electric power grid or other fuel cell technologies may make our products less attractive or render them obsolete.

The hydrocarbon fuels and other raw materials on which our products rely may not be readily available or available on a cost-effective basis.

Our products depend largely on the availability of natural gas and liquid propane. If these fuels are not readily available, or if their prices are such that energy produced by our products costs more than energy provided by other sources, our products could be less attractive to potential users.

In addition, platinum is a key material in our proton exchange membrane fuel cells. Platinum is a scarce natural resource and we are dependent upon a sufficient supply of this commodity. Any shortages could adversely affect our ability to produce commercially viable fuel cell systems and significantly raise our cost of producing our fuel cell systems.

Our products use flammable fuels that are inherently dangerous substances.

Our fuel cell systems use hydrogen, natural gas and liquid propane in catalytic reactions, which produce less heat than a typical gas furnace. While our products do not use these fuels in a combustion process, hydrogen, natural gas and liquid propane are flammable fuels that could leak in a home or office and combust if ignited by another source. Further, while we are not aware of any accidents involving our products, any such accidents involving our products or other products using similar flammable fuels could materially suppress demand for, or heighten regulatory scrutiny of, our products.

Product liability or defects could negatively impact our results of operations.

Any liability for damages resulting from malfunctions or design defects could be substantial and could materially adversely affect our business, financial condition, results of operations and prospects. In addition, a well-publicized actual or perceived problem could adversely affect the market’s perception of our products resulting in a decline in demand for our products and could divert the attention of our management, which may materially and adversely affect our business, financial condition, results of operations and prospects.

Future acquisitions may disrupt our business, distract our management and reduce the percentage ownership of our stockholders.

As part of our business strategy we may engage in acquisitions that we believe will provide us with complementary technologies, products, channels, expertise and/or other valuable assets. However, we may not be able to identify suitable acquisition candidates. If we do identify suitable candidates, we may not be able to acquire them on commercially acceptable terms or at all. If we acquire another company, we may not be able to successfully integrate the acquired business into our existing business in a timely and non-disruptive manner. We may have to devote a significant amount of time and management and financial resources to do so. Even with this investment of management and financial resources, an acquisition may not produce the desired revenues, earnings or business synergies. In addition, an acquisition may reduce the percentage ownership of our then current stockholders. If we fail to integrate the acquired business effectively or if key employees of that business leave, the anticipated benefits of the acquisition would be jeopardized. The time, capital and management and other resources spent on an acquisition that fails to meet our expectations could cause our business and financial condition to be materially and adversely affected. In addition, from an accounting perspective, acquisitions can involve non-recurring charges and amortization of significant amounts of intangible assets that could adversely affect our results of operations.

We may not be able to protect important intellectual property and we could incur substantial costs defending against claims that our products infringe on the proprietary rights of others.

Proton exchange membrane fuel cell technology was first developed in the 1950s, and fuel processing technology has been practiced on a large scale in the petrochemical industry for decades. Accordingly, we do not believe that we can establish a significant proprietary position in the fundamental component technologies in these areas. However, our ability to compete effectively will depend, in part, on our ability to protect our proprietary system-level technologies, systems designs and manufacturing processes. We rely on patents, trademarks, and other policies and procedures related to confidentiality to protect our intellectual property. However, some of our intellectual property is not covered by any patent or patent application. Moreover, we do not know whether any of our pending patent applications will issue or, in the case of patents issued or to be issued, that the claims allowed are or will be sufficiently broad to protect our technology or processes. Even if all of our patent applications are issued and are sufficiently broad, our patents may be challenged or invalidated. We could incur substantial costs in prosecuting or defending patent infringement suits or otherwise protecting our intellectual property rights. While we have attempted to safeguard and maintain our proprietary rights, we do not know whether we have been or will be completely successful in doing so. Moreover, patent applications filed in foreign countries may be subject to laws, rules and procedures that are substantially different from those of the United States, and any resulting foreign patents may be difficult and expensive to enforce. In addition, we do not know whether the U.S. Patent & Trademark Office will grant federal registrations based on our pending trademark applications. Even if federal registrations are granted to us, our trademark rights may be challenged. It is also possible that our competitors or others will adopt trademarks similar to ours, thus impeding our ability to build brand identity and possibly leading to customer confusion. We could incur substantial costs in prosecuting or defending trademark infringement suits.

Further, our competitors may independently develop or patent technologies or processes that are substantially equivalent or superior to ours. If we are found to be infringing third party patents, we could be required to pay substantial royalties and/or damages, and we do not know whether we will be able to obtain licenses to use such patents on acceptable terms, if at all. Failure to obtain needed licenses could delay or prevent the development, manufacture or sale of our products, and could necessitate the expenditure of significant resources to develop or acquire non-infringing intellectual property.

Asserting, defending and maintaining our intellectual property rights could be difficult and costly and failure to do so may diminish our ability to compete effectively and may harm our operating results. We may need to pursue lawsuits or legal action in the future to enforce our intellectual property rights, to protect our trade secrets and domain names and to determine the validity and scope of the proprietary rights of others. If third parties prepare and file applications for trademarks used or registered by us, we may oppose those applications and be required to participate in proceedings to determine priority of rights to the trademark. Similarly, competitors may have filed applications for patents, may have received patents and may obtain additional patents and proprietary rights relating to products or technology that block or compete with ours. We may have to participate in interference proceedings to determine the priority of invention and the right to a patent for the technology. Litigation and interference proceedings, even if they are successful, are expensive to pursue and time consuming, and we could use a substantial amount of our financial resources in either case.

We rely, in part, on contractual provisions to protect our trade secrets and proprietary knowledge.

Confidentiality agreements to which we are party may be breached, and we may not have adequate remedies for any breach. Our trade secrets may also be known without breach of such agreements or may be independently developed by competitors. Our inability to maintain the proprietary nature of our technology and processes could allow our competitors to limit or eliminate any competitive advantages we may have.

We may have difficulty managing change in our operations.

We continue to undergo rapid change in the scope and breadth of our operations as we advance the development of our products. Such rapid change is likely to place a significant strain on our senior management team and other resources. We will be required to make significant investments in our engineering, logistics, financial and management information systems and to motivate and effectively manage our employees. Our business, prospects, results of operations and financial condition could be harmed if we encounter difficulties in effectively managing the budgeting, forecasting and other process control issues presented by such a rapid change.

We face risks associated with our plans to market, distribute and service our products internationally.

We intend to market, distribute and service our products internationally. We have limited experience developing and no experience manufacturing our products to comply with the commercial and legal requirements of international markets. Our success in international markets will depend, in part, on our ability and that of our partners to secure relationships with foreign sub-distributors, and our ability to manufacture products that meet foreign regulatory and commercial requirements. Additionally, our planned international operations are subject to other inherent risks, including potential difficulties in enforcing contractual obligations and intellectual property rights in foreign countries and fluctuations in currency exchange rates.

Our government contracts could restrict our ability to effectively commercialize our technology.

Some of our technology has been developed under government funding by the United States and by other countries. The United States government has a non-exclusive, royalty-free, irrevocable world-wide license to practice or have practiced any of our technology developed under contracts funded by the government. In some cases, government agencies in the United States can require us to obtain or produce components for our systems from sources located in the United States rather than foreign countries. Our contracts with government agencies are also subject to the risk of termination at the convenience of the contracting agency, potential disclosure of our confidential information to third parties and the exercise of “march-in” rights by the government. March-in rights refer to the right of the United States government or government agency to license to others any technology developed under contracts funded by the government if the contractor fails to continue to develop the technology. The implementation of restrictions on our sourcing of components or the exercise of march-in rights could harm our business, prospects, results of operations and financial condition. In addition, under the Freedom of Information Act, any documents that we have submitted to the government or to a contractor under a government funding arrangement are subject to public disclosure that could compromise our intellectual property rights unless such documents are exempted as trade secrets or as confidential information and treated accordingly by such government agencies.

Our future plans could be harmed if we are unable to attract or retain key personnel.

We have attracted a highly skilled management team and specialized workforce, including scientists, engineers, researchers and manufacturing and marketing professionals. Our future success will depend, in part, on our ability to attract and retain qualified management and technical personnel. We do not know whether we will be successful in hiring or retaining qualified personnel. Our inability to hire qualified personnel on a timely basis, or the departure of key employees, could materially and adversely affect our development and commercialization plans and, therefore, our business, prospects, results of operations and financial condition.

GE MicroGen and DTE Energy have representatives on our board of directors.

Under our agreement with GE MicroGen we are required to use our best efforts to cause one individual nominated by GE Energy, an operating business of General Electric Company, to be elected to our board of directors for as long as our distribution agreement with GE Fuel Cell Systems remains in effect. Currently, Richard R. Stewart serves on our board of directors as GE Energy’s nominee. In addition, a current employee of DTE Energy, Anthony F. Earley, Jr., and a former employee of DTE Energy, Larry G. Garberding, currently serve on our board of directors. Both GE Fuel Cell Systems and DTE Energy have entered into distribution agreements with us.

We are subject to a securities class action litigation.

In September 2000, a shareholder class action complaint was filed in the federal district court for the Eastern District of New York alleging that we and various of our officers and directors violated certain federal securities laws by failing to disclose certain information concerning our products and future prospects.

The action was brought on behalf of a class of purchasers of our stock who purchased the stock between February 14, 2000 and August 2, 2000. Subsequently, fourteen additional complaints with similar allegations and class periods were filed. By order dated October 30, 2000, the court consolidated the complaints into one action, entitled Plug Power Inc. Securities Litigation, CV-00-5553(ERK)(RML). By order dated January 25, 2001, the Court appointed lead plaintiffs and lead plaintiffs’ counsel. Subsequently, the plaintiffs served a consolidated amended complaint. The consolidated amended complaint extends the class period to begin on October 29, 1999 and alleges claims under the Securities Act and the Exchange Act, and Rule 10b-5 promulgated under the Exchange Act. Subsequently, plaintiffs withdrew their claims under the Securities Act. Plaintiffs allege that the defendants made misleading statements and omissions regarding the state of development of our technology in a registration statement issued in connection with our initial public offering (IPO) and in subsequent press releases. We served our motion to dismiss the claims in May 2001. By order dated January 21, 2003, the Court dismissed all claims relating to pre-IPO press releases, the IPO prospectus and all but three post-IPO press releases. The Court ruled that the three remaining press releases raised questions of fact that could not be resolved on a motion to dismiss. The Court also denied the motion to dismiss the claims against the individual defendants at this time. We believe that the allegations in the consolidated amended complaint are without merit and intend to vigorously defend against the claims. However, litigation is inherently uncertain and there can be no assurances as to the ultimate outcome or effect of these actions. If the plaintiffs were to prevail, such an outcome could have a material adverse effect on our business, financial condition, results of operations and prospects.

Provisions in our charter documents and Delaware law may prevent or delay an acquisition of us, which could decrease the value of our securities.

Our certificate of incorporation and bylaws and Delaware law contain provisions that could make it harder for a third party to acquire us without the consent of our board of directors. These provisions include those that:

•	authorize the issuance of up to 5,000,000 shares of preferred stock in one or more series without a stockholder vote;

•	limit stockholders’ ability to call special meetings;

•	establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings; and

•	provide for staggered terms for our directors.

In addition, in certain circumstances, Delaware law also imposes restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock.

Our stock price has been and could remain volatile.

The market price of our common stock has historically experienced and may continue to experience significant volatility. Since our initial public offering in October 1999, the market price of our common stock has fluctuated from a high of $156.50 per share in the first quarter of 2000 to a low of $3.39 per share in the fourth quarter of 2002. Our progress in developing and commercializing our products, our quarterly operating results, announcements of new products by us or our competitors, our perceived prospects, changes in securities’ analysts’ recommendations or earnings’ estimates, changes in general conditions in the economy or the financial markets, adverse events related to our strategic relationships, significant sales of our common stock by existing stockholders including one or more of our strategic partners and other developments affecting us or our competitors could cause the market price of our common stock to fluctuate substantially. In addition, in recent years, the stock market, and in particular the market for technology-related stocks, has experienced significant price and volume fluctuations. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the price of our common stock. In addition, we may be subject to additional securities class action litigation as a result of volatility in the price of our common stock, which could result in substantial costs and diversion of management’s attention and resources and could harm our stock price, business, prospects, results of operations and financial condition.

Our failure to comply with Nasdaq’s listing standards could result in the delisting of our common stock by Nasdaq from the Nasdaq National Market and severely limit the ability to sell our common stock.

Our common stock is currently traded on the Nasdaq National Market. Under Nasdaq’s listing maintenance standards, if the closing bid price of our common stock is under $1.00 per share for 30 consecutive trading days, Nasdaq will notify us that we may be delisted from the Nasdaq National Market. If the closing bid price of our common stock does not thereafter regain compliance for a minimum of 10 consecutive trading days during the 90 days following notification by Nasdaq, Nasdaq may delist our common stock from trading on the Nasdaq National Market. There can be no assurance that our common stock will remain eligible for trading on the Nasdaq National Market. In addition, if our common stock is delisted, our stockholders would not be able to sell our common stock on the Nasdaq National Market, and their ability to sell any of our common stock would be severely, if not completely, limited.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. For this purpose, any statements contained or incorporated by reference herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “estimates,” “expects,” “intends,” “plans,” “seeks,” “will,” “may,” “should,” “would,” “projects,” “predicts,” “continues” and similar expressions or the negative of these terms are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot assure the future results or outcome of the matters described in any of these statements; rather, these statements are based on current expectations and are subject to risks, uncertainties and changes in condition, significance, value and effect, including those discussed in the section entitled “Risk Factors” beginning on page 3 of this prospectus and in reports filed from time to time by us with the SEC. Such risks, uncertainties and changes in condition, significance, value and effect could cause our actual results to differ materially from those anticipated events. These risks, uncertainties and changes include, but are not limited to, the following:

•	our ability to develop commercially viable on-site energy products;

•	the cost and timing of developing our on-site energy products;

•	market acceptance of our on-site energy products;

•	our ability to perform on our multi-generation product plan in a manner satisfactory to GEFCS;

•	our ability to manufacture on-site energy products on a large-scale commercial basis;

•	competitive factors, such as price competition and competition from other traditional and alternative energy companies;

•	the cost and availability of components and parts for our on-site energy products;

•	the ability to raise and provide the necessary capital to develop, manufacture and market our on-site energy products;

•	our ability to establish relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components;

•	our ability to protect our intellectual property;

•	our ability to lower the cost of our on-site energy products and demonstrate their reliability;

•	the cost of complying with current and future governmental regulations;

•	the impact of deregulation and restructuring of the electric utility industry on demand for our on-site energy products;

•	fluctuations in the trading price and volume of our common stock; and

•	other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission.

Readers should not place undue reliance on the forward-looking statements contained in this prospectus because they involve known and unknown risks, uncertainties and other factors, some of which are beyond our control. We caution you that these forward-looking statements speak only as of the date on which the statements were made and are not guarantees of future performance. We assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We will not receive any proceeds from the distribution of the shares of our common stock covered by this prospectus.

SELLING STOCKHOLDER

The following table sets forth the number of shares of common stock beneficially owned by the selling stockholder as of March 25, 2004, the number of shares of common stock covered by this prospectus and the total number of shares of common stock which the selling stockholder will beneficially own upon completion of the intended distribution. Pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days, including the right to acquire through the exercise of an option or warrant or through the conversion of a security. As of March 25, 2004, the selling stockholder did not have the right to acquire shares of our common stock upon the exercise or conversion of a security within 60 days of such date. This table assumes that the selling stockholder will distribute all of the shares of common stock covered by this prospectus.

The common stock covered by this prospectus may be distributed from time to time by the selling stockholder named below. The amounts and information set forth below are based upon information provided to us by the selling stockholder or its representative as of March 25, 2004, and are accurate to the best of our knowledge. It is possible, however, that the selling stockholder may acquire or dispose of additional shares of our common stock from time to time after the date of this prospectus. The selling stockholder intends to distribute the shares to its stockholders as a dividend and will not receive any proceeds from such distribution.

Other than as described in this paragraph, the selling stockholder has not held any office or position or, to our knowledge, had any material relationship with us or our affiliates within the past three years. George McNamee, has served as Chairman of our Board of Directors since 1997, and has served as Chairman of First Albany Companies Inc. (“First Albany”) since 1984 and as Co-Chief Executive Officer of First Albany from 1993 until 2003. First Albany currently owns 10.3% of Mechanical Technology Inc. (“MTI”) and has beneficially owned between 10.3% and 33.6 % of the outstanding common stock of MTI during the past three years. During that period, MTI has beneficially owned between 7.8% and 31.4%, and currently owns 7.8%, of our outstanding common stock. Mr. McNamee served as the Chief Executive Officer and as a director of MTI from May 1996 until October 2002. Dr. Walter L. Robb served as a member of our board of directors from June 1997 until October 2002 and has served as a director of MTI during the past three years. FAC/Equities, a division of First Albany Corporation which is a wholly-owned subsidiary of First Albany, acted as co-manager of our public offering of common stock which was completed in July 2001.

Selling Stockholder	Shares of Common Stock Beneficially Owned as of March 25, 2004	Shares of Common Stock Offered Hereby(1)	Shares of Common Stock to be Beneficially Owned After the Offering(1)
			Number	Percent
First Albany Companies Inc. 30 S. Pearl Street Albany, NY 12207	2,721,088	2,400,000	321,088	*

*	less than one percent
(1)	The share amounts and percentage listed in these columns assume that the selling stockholder will distribute to its stockholders all of the shares of our common stock covered by this prospectus.

PLAN OF DISTRIBUTION

The selling stockholder intends to distribute the shares of common stock covered by this prospectus to its stockholders on a pro rata basis, in the form of a dividend or otherwise, following the effective date of the registration statement of which this prospectus is a part. The timing and amount of any such distribution is subject to the discretion of the Board of Directors of the selling stockholder. We cannot assure you that the selling stockholder will distribute all or any portion of the shares covered by this prospectus.

The selling stockholder will pay all expenses in connection with the distribution of the shares covered by this prospectus. We will not receive any proceeds from the distribution of any shares by the selling stockholder.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, and, in accordance therewith, we file reports, proxy statements and other information with the SEC. You may read and copy any reports or other information we file at the Public Reference Room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also request copies of our filings at the prescribed duplication rates by writing to the SEC’s Public Reference Room. You may obtain information regarding the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site at http://www.sec.gov containing reports, proxy statements and other information regarding registrants, including Plug Power, that are filed electronically with the SEC. In addition, reports, proxy statements and other information concerning Plug Power may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W. Washington, D.C. 20006.

The SEC allows us to incorporate by reference into this prospectus and any prospectus supplement information that we file with them. Incorporation by reference means that we can disclose important information to you by referring you to other documents that are legally considered to be part of this prospectus and any prospectus supplement. The information incorporated by reference is an important part of this prospectus and any prospectus supplement, and information that we later file with the SEC will automatically update and supersede the information in this prospectus, any prospectus supplement and the documents listed below.

The following documents previously filed by us with the SEC are incorporated by reference into, and made a part of, this prospectus and any prospectus supplement as of their respective dates:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

•	our Proxy Statement filed on April 5, 2004 for our 2004 Annual Meeting of Stockholders; and

•	the description of our common stock contained in our registration statement on Form 8-A filed on November 1, 1999, and any amendments or reports filed for the purpose of updating such description.

All future filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the distribution of the securities offered pursuant to this prospectus shall be deemed to be incorporated by reference into this prospectus and any prospectus supplement and shall be a part of this prospectus and any prospectus supplement from the date of filing of such document.

You may request a copy of any or all of the documents that have been incorporated by reference into this prospectus and any prospectus supplement (not including exhibits to such documents unless those exhibits are specifically incorporated by reference into this prospectus and any prospectus supplement), at no cost, by writing us at the following address or telephoning us at the following number:

Plug Power Inc.

968 Albany-Shaker Road

Latham, New York 12110

Attention: David A. Neumann

(518) 782-7700.

EXPERTS

Our consolidated financial statements as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003 appearing in our Form 10-K for the year ended December 31, 2003, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares offered hereby will be passed upon for us by our counsel, Goodwin Procter LLP, Boston, Massachusetts.

You should rely only on the information contained in this prospectus, incorporated herein by reference or contained in a prospectus supplement. Neither we nor the selling stockholder has authorized anyone else to provide you with different or additional information. The selling stockholder is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, incorporated herein by reference or in any prospectus supplement is accurate as of any date other than the date on the front of those documents.

2,400,000 Shares

PLUG POWER INC.

COMMON STOCK

PROSPECTUS

April 6, 2004